Exhibit 10.6

TRIPADVISOR, INC. RESTRICTED STOCK UNIT AGREEMENT

(Performance Based)

(International)

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated as of the Grant Date, between Tripadvisor, Inc., a Nevada corporation (the “Company”), and the Eligible Individual designated on the Grant Details (as defined below), describes the terms of an Award of performance-based restricted stock units (“PSUs”) to the Eligible Individual by the Company.

All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the Company’s 2023 Stock and Annual Incentive Plan (as amended and/or restated from time to time, the “Plan”).

1.
Award and Vesting of PSUs

(a) Subject to the terms and conditions of this Agreement, the Plan and the Grant Details, the Company hereby grants a target number of PSUs set forth in the Grant Details to the Eligible Individual (“Target PSUs”). Reference is made to the “Grant Details” that can be found on the equity plan website of the current professional selected by the Company to administer the Plan (the “Plan Administrator”), currently located at www.netbenefits.fidelity.com (or any successor equity administration system selected by the Company to manage the Plan from time to time), which are hereby incorporated by reference into, and shall be read as part and parcel of, this Agreement.

(b)
The actual number of PSUs earned (the “Earned PSUs”) will be based on the extent to which the Performance Goals established by the Company are achieved relative to the targets over the two-year performance period beginning on January 1, 2025 and ending on December 31, 2026 (the “Performance Period”) and may be more or less than the Target PSUs. No PSUs will be earned or vest unless the Company achieves at least 90% of the applicable revenue targets or 85% of the applicable adjusted EBITDA targets for the Performance Period. If the Company achieves 105% or more of both Performance Metric targets, then 200% of the Target PSUs will become Earned PSUs. In no event will more than 200% of the Target PSUs become Earned PSUs.
(c)
Within sixty (60) days of the completion of the Performance Period, the Committee will determine in its sole discretion the extent to which the Performance Goals have been satisfied and the number of PSUs to which the Eligible Individual is entitled, such PSUs become Earned PSUs (such date referred to as the “Determination Date”).
(d)
Subject to the terms and conditions of this Agreement, the Grant Details, and the Plan, the Earned PSUs will vest 50% on the Determination Date, and the remaining 50% on December 31, 2027. The time before PSUs have vested, during which restrictions apply, shall be referred to as the “PSU Restriction Period”.
2.
Settlement of PSUs

As soon as practicable after any PSUs have vested and are no longer subject to the PSU Restriction Period (but in no event later than thirty (30) days thereafter or, in the case of PSUs that

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vest on the Determination Date, no later than March 15th of the year following the end of the Performance Period), such PSUs shall be settled (“Settlement Date”). Subject to Section 10 (pertaining to the taxes and fees), for each PSU settled pursuant to this Section 2, the Company shall issue one Share and cause to be delivered to the Eligible Individual one or more unlegended, freely-transferable stock certificates in respect of such Shares issued upon settlement of the vested PSUs. Notwithstanding the foregoing and subject to applicable law, the Company shall be entitled to hold the Shares issuable upon settlement of PSUs that have vested until the Company or the Plan Administrator shall have received from the Eligible Individual a duly executed Form W-9 or Form W-8, as applicable and if legally required, as well as such other documents as may be legally required.

3.
Recoupment or “Clawback” Policy

All Awards received and any Shares or other amount or property that may be issued, delivered or paid in respect of the Award, as well as any consideration that may be received in respect of a sale or other disposition of any such Shares or property, will be subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with the Company’s Clawback Policy (as in effect from time to time and any amendments or successor policies) or similar policy or any applicable law related to such actions. The Eligible Individual’s acceptance of this Award constitutes the Eligible Individual’s acknowledgment of and consent to the Company’s application, implementation and enforcement of the Company’s Clawback Policy or similar policy that may apply to the Eligible Individual, whether adopted before or after the Grant Date, and any applicable law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation, and the Eligible Individual’s agreement that the Company may take any actions that may be necessary to effectuate any such policy or applicable law, without further consideration or action.

4.
Non-Transferability of the PSUs

Until the PSUs are settled as provided herein or on the website of the Plan Administrator, the PSUs shall not be transferable by the Eligible Individual by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise. Subject to the limitations on the transferability of the PSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

5.
Rights as a Stockholder

Except as otherwise specifically provided in this Agreement, during the PSU Restriction Period and until the PSUs are settled in Shares, the Eligible Individual shall not be entitled to any rights of a stockholder with respect to the PSUs. Notwithstanding the foregoing, if the Company declares and pays ordinary cash dividends on the Shares prior to the time that the PSUs are settled, the Eligible Individual will be credited with additional amounts for each PSU equal to the dividend that would have been paid with respect to such PSU if it had been an actual Share, which amount shall remain subject to restrictions (and as determined by the Committee may be reinvested in PSUs or may be held in kind as restricted property) and shall vest concurrently with the vesting of the PSUs upon which such dividend equivalent amounts were paid. Notwithstanding the foregoing,

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dividends and distributions other than ordinary cash dividends, if any, may result in an adjustment pursuant to Section 8 below, rather than under this Section 5.

6.
Adjustment in the Event of Change in Stock; Change in Control

(a)
In the event of a Share Change or a Corporate Transaction, the Committee or the Board, may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to the number of PSUs and the number and kind of shares underlying the PSUs.

(b)
In the case of a Corporate Transaction, such adjustments may include, without limitation (i) the cancellation of the PSUs in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such PSUs, as determined by the Committee or the Board in its sole discretion, (ii) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the shares of Common Stock underlying the PSUs and (iii) in connection with any Disaffiliation, arranging for the assumption of the PSUs, or the replacement of the PSUs with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary or Affiliate or by the entity that controls such Subsidiary or Affiliate following such Disaffiliation (as well as any corresponding adjustments to any PSUs that remain based upon securities of the Company).

(c)
Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control:

(i)
prior to December 31, 2026, the Target PSUs will be deemed earned and will vest 50% on December 31, 2026, and 50% on December 31, 2027, subject to any substitutions or adjustments made pursuant to this Section 6;

(ii)
after December 31, 2026 but prior to the Determination Date, the Target PSUs will be deemed earned and will vest 50% on the Date of the Change in Control and 50% on December 31, 2027, subject to any substitutions or adjustments made pursuant to this Section 6; and

(iii)
after the Determination Date, all remaining unvested Earned PSUs will vest on December 31, 2027, subject to any substitutions or adjustments made pursuant to this Section 6.

(d)
The determination of the Committee regarding any substitutions or adjustment or the amount of PSUs awarded, vested and/or distributed pursuant to this Section need not be the same for all Participants and will be final and conclusive.

(e)
Subject to Section 6(c) above, in the event of a Termination of Employment during the three (3) months prior to or twelve (12) months following a Change in Control (the “CIC Period”), the provisions of Section 13 of the Plan shall apply; provided, however, that the

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Committee in its discretion may provide for earlier accelerated vesting in such amounts and on such terms as the Committee shall determine.
7.
Termination of Employment by the Company for Cause
(a)
Notwithstanding the provisions of Section 1(d) above, in the event the Eligible Individual incurs a Termination of Employment by the Company or any Subsidiary or Affiliate for Cause, or the Eligible Individual voluntarily incurs a Termination of Employment within two years after any event or circumstance that would have been grounds for a Termination of Employment for Cause, the Eligible Individual’s unvested PSUs shall be forfeited and canceled in their entirety upon such Termination of Employment.
(b)
For purposes of this Agreement, employment with the Company shall include employment with the Company’s Subsidiaries or Affiliates. The Committee shall have the exclusive discretion to determine whether there has been any Termination of Employment and/or whether and when grounds for a Termination of Employment for Cause existed.
8.
Termination of Employment without Cause or Resignation for Good Reason

In the event of Termination of Employment without Cause or resignation for Good Reason, not within the CIC Period, (i) Target PSUs will remain outstanding until completion of the Performance Period and until the Determination Date, at which time the number of Earned PSUs will be determined by multiplying the total number of Earned PSUs by a fraction, the numerator of which is the number of days the Eligible Individual was employed by or provided services to the Company or any of its Subsidiaries or Affiliates during the Performance Period and the denominator is the total number of days in the Performance Period (the “Pro-Rated PSUs”) and (ii) the Pro-Rated PSUs will vest in accordance with the vesting schedule described in Section 1 above.

9.
Death or Disability

In the event of a Termination of Employment due to the Eligible Individual’s death or Disability, (i) that occurs prior to the Determination Date, the Target PSUs will be deemed earned at target and will accelerate and vest as of the date of the Termination of Employment or (ii) that occurs after the Determination Date, all Earned PSUs will accelerate and vest as of the date of the Termination of Employment.

10.
Taxes, Fees and Withholding
(a)
The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of Shares received by an Eligible Individual in connection with the PSUs, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.
(b)
Regardless of any action taken by the Company or its Affiliates or Subsidiaries with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Eligible Individual is and remains the Eligible Individual’s responsibility. None of the Company or its Affiliates or Subsidiaries (i) make any

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representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant and vesting of the PSUs and the receipt of cash or any dividends or dividend equivalents with respect thereto; and (ii) commits to structure the terms of the Award or any aspect of the PSUs to reduce or eliminate the Eligible Individual’s liability for Tax-Related Items.
(c)
In the event that the Company, a Subsidiary or an Affiliate is required to withhold any Tax-Related Items as a result of the Award or vesting of the PSUs, or the receipt of cash or any dividends or dividend equivalents, the Eligible Individual shall pay or make adequate arrangements satisfactory to the Company or the applicable Subsidiary or Affiliate to satisfy all withholding and payment on account of obligations of the Company or the applicable Subsidiary and/or Affiliate. The obligations of the Company under this Agreement shall be conditioned on compliance by the Eligible Individual with this Section 10. In this regard, the Eligible Individual authorizes the Company and/or its Subsidiaries or Affiliates to withhold all applicable Tax-Related Items legally payable by the Eligible Individual from the Eligible Individual’s wages or other cash compensation paid to the Eligible Individual by the Company and/or its Subsidiary or Affiliate. In connection herewith, the Eligible Individual (i) authorizes, empowers and directs the Company and the Plan Administrator (or such brokerage firm as is contracted to manage the Company’s employee equity award program, the “Broker”) to sell, at the market price and on the Settlement Date or as soon thereafter as is practicable, the number of Shares sufficient to pay the Tax-Related Items, and (ii) agrees to indemnify and hold harmless the Broker and the Company from and against all losses, liabilities, damages, claims and expenses, including reasonable attorneys’ fees and court costs, arising out of carrying out such actions. Finally, the Eligible Individual will pay to the Company or the applicable Subsidiary or Affiliate any amount of Tax-Related Items that the Company or the applicable Subsidiary or Affiliate may be required to withhold as a result of the Eligible Individual’s participation in the Plan or the Award that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares underlying the PSU if the Eligible Individual fails to comply with the Eligible Individual’s obligations in connection with the Tax-Related Items as described in this Section.
11.
Other Restrictions

(a) If at any time the Committee determines that (i) the listing, registration or qualification of the Shares subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is required, then, in any such event, the Award shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(b) The Eligible Individual acknowledges that the Eligible Individual is subject to the Company’s policies regarding compliance with securities laws, including but not limited to its Insider Trading Policy (as in effect from time to time and any successor policies), and, pursuant to these policies, if the Eligible Individual is on the Company’s insider list, the Eligible Individual shall be required to obtain pre-clearance from the Company’s Chief Compliance Officer prior to purchasing or selling any of the Company’s securities, including any Shares issued upon vesting of the PSUs, and may be prohibited from selling such Shares other than during an open trading window. The Eligible Individual further acknowledges that, in its discretion, the Company may

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prohibit the Eligible Individual from selling such Shares even during an open trading window if the Company has concerns over the potential for insider trading.

12.
Nature of Award

In accepting the Award, the Eligible Individual acknowledges that:

(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;
(b)
the Award is voluntary and occasional and does not create any contractual or other right to receive future awards, or benefits in lieu of awards, even if awards have been made repeatedly in the past;
(c)
all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
(d)
the Eligible Individual’s participation in the Plan will not create a right to further employment or service with the Company, its Subsidiaries or Affiliates and shall not interfere with the ability of the Company or its Subsidiaries or Affiliates to terminate the Eligible Individual’s employment or service relationship at any time with or without Cause;
(e)
the Eligible Individual is voluntarily participating in the Plan;
(f)
the Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;
(g)
in the event that the Eligible Individual is not an employee of the Company, a Subsidiary or an Affiliate, the Award will not be interpreted to form an employment contract or relationship with the Company; and
(h)
in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Award resulting from the Eligible Individual’s Termination of Employment by the Company, a Subsidiary or an Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and the Eligible Individual irrevocably releases the Company or the applicable Subsidiary or Affiliate from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Eligible Individual will be deemed irrevocably to have waived the Eligible Individual’s entitlement to pursue such claim.
13.
No Advice Regarding Grant.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Eligible Individual’s participation in the Plan, or the

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Eligible Individual’s acquisition or sale of the underlying Shares. The Eligible Individual is hereby advised to consult with the Eligible Individual’s own personal tax, legal and financial advisors regarding the Eligible Individual’s participation in the Plan, receipt of the Award and/or the vesting, settlement or disposition of the Award before taking any action related to the Plan or the Award.

14.
Notices

Any notices, communications or changes to this Agreement shall be communicated (either directly by the Company or indirectly through any of its Subsidiaries, Affiliates or the Plan Administrator) to the Eligible Individual electronically via email (or otherwise in writing to the Eligible Individual’s last address reflected in the Company’s records) promptly after such change becomes effective.

15.
Effect of Agreement; Severability

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

16.
Laws Applicable to Construction; Consent to Jurisdiction
(a)
The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement, the PSUs are subject to the terms and conditions of the Plan, which are hereby incorporated by reference.
(b)
Any and all disputes arising under or out of this Agreement, including without limitation any issues involving the construction, enforcement or interpretation of any of the provisions of this Agreement, shall be resolved by the Committee or its authorized delegate. Such determination or resolution by the Committee or its authorized delegate will be final, binding and conclusive for all purposes.
17.
Conflicts; Interpretation and Correction of Errors
(a)
In the event of any (i) conflict between the Grant Details, this Agreement, any information posted on the system of the Plan Administrator and/or the books and records of the Company, or (ii) ambiguity in the Grant Details, this Agreement, any information posted on the system of the Plan Administrator and/or the books and records of the Company, the Plan shall control.
(b)
The Committee shall have the power to interpret the Plan, this Agreement, the Grant Details, any information posted on the system of the Plan Administrator and/or in the books and records of the Company, and to adopt such rules for the administration, interpretation and application of the Plan and the Award as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any PSUs have

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vested). All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Eligible Individual, the Company and all other interested parties. The Committee shall not be personally responsible for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement. The Committee shall, in their absolute discretion, determine when any conditions have been fulfilled.
(c)
In the event that, due to administrative error, this Agreement does not accurately reflect an award properly granted to the Eligible Individual pursuant to the Plan, the Company, acting through the executive compensation and benefits team, reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document.
18.
Data Privacy
(a)
The Eligible Individual understands that the Company, its Subsidiaries and Affiliates and/or Plan Administrator may hold certain personal information about the Eligible Individual, including, but not limited to, the Eligible Individual’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Eligible Individual’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Eligible Individual hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Eligible Individual’s Data as described in this document by and among, as applicable, the Company and its Subsidiaries or Affiliates for the exclusive purpose of implementing, administering and managing the Eligible Individual’s participation in the Plan.
(b)
The Eligible Individual understands that Data will be transferred to the Plan Administrator, or such other stock plan service provider as may be selected by the Company in the future to assist the Company with the implementation, administration and management of the Plan. The Eligible Individual understands that the recipients of the Data may be located in the United States or elsewhere and that the recipients’ country may have different data privacy laws and protections than the Eligible Individual’s country. The Eligible Individual authorizes the Company, its Subsidiaries and Affiliates, the Plan Administrator and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Eligible Individual’s participation in the Plan.
(c)
The Eligible Individual understands that the Eligible Individual may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Eligible Individual’s local human resources representative. The Eligible Individual understands, however, that refusing or withdrawing the Eligible Individual’s consent may affect the Eligible Individual’s ability to participate in the Plan. For more information on the consequences of the Eligible Individual’s refusal to consent or withdrawal of consent, the Eligible Individual may contact the Eligible Individual’s local human resources representative.

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19.
Amendment
(a)
The Company may modify, amend or waive the terms of this Award, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair the rights of the Eligible Individual without the Eligible Individual’s consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
(b)
This Award and payments made pursuant to this Agreement and the Plan are intended to qualify for an exemption from, or comply with, Section 409A of the Code. If the Company makes a good faith determination that any compensation provided under this Agreement is likely to be subject to the additional tax imposed by Section 409A of the Code, the Company may, to the extent it deems necessary or advisable, modify this Agreement, without the Eligible Individual’s consent, to reduce the risk that such additional tax will apply, in a manner designed to preserve the material economic benefits intended to be provided to the Eligible Individual under this Agreement (other than any diminution of such benefit that may be attributable to the time value of money resulting from a delay in the timing of payments hereunder for a period of approximately six months or such longer period as may be required).
20.
Choice of Language

The Eligible Individual has received this Agreement and any other related communications and consents to having received these documents solely in English. If, however, the Eligible Individual receives this or any other document related to the Plan translated into a language other than English and if the translated version is different from the English version in any way, the English version will control.

21.
Electronic Delivery

The Company may, in its sole discretion, decide to deliver any documents related to the Award and participation in the Plan or future awards that may be awarded under the Plan by electronic means or to request the Eligible Individual’s consent to participate in the Plan by electronic means. The Eligible Individual hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

By participating in the Plan and receiving this Award, the Eligible Individual agrees to be bound by the terms and conditions of the Plan and this Agreement, including the Grant Details and Appendix.

22.
Currency Exchange Risk

The Eligible Individual agrees and acknowledges that that Eligible Individual shall bear any and all risks associated with the exchange or fluctuation of currency associated with the Award, including without limitation the settlement of the Award and/or sale of the Shares (the “Currency Risk”). Eligible Individual waives and releases the Company, its Subsidiaries and

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Affiliates and the Plan Administrator from any potential claims arising out of the Currency Risk. Eligible Individual acknowledges and agrees that Eligible Individual shall with any and all exchange control requirements applicable to the Award and the sale of the Shares and any resulting funds including, without limitation, reporting or repatriation requirements.

23.
Appendix

Notwithstanding any provisions in this Agreement to the contrary, the PSUs shall be subject to any special terms and conditions set forth in the Appendix to the Agreement. Moreover, if Eligible Individual relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Eligible Individual to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Eligible Individual’s relocation). The Appendix constitutes a part of this Agreement and is incorporated by reference as fully as though set forth herein.

24.
No Public Offer

The grant of PSUs is not intended to be a public offering of securities in the Eligible Individual’s country. The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of PSUs is not subject to the supervision of the local securities authorities.

25.
Imposition of Other Requirements

The Company reserves the right to impose other requirements on the Eligible Individual’s participation in the Plan, on the Award of PSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable to comply with local law or facilitate the administration of the Plan, and to require the Eligible Individual to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

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APPENDIX

ADDITIONAL TERMS AND CONDITIONS OF THE TRIPADVISOR, INC.
RSU AGREEMENT (PERFORMANCE BASED)
(INTERNATIONAL)

Terms and Conditions

This Appendix includes special terms and conditions applicable to Eligible Individuals residing in one of the countries listed below. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Agreement. Unless otherwise provided below, capitalized terms used but not defined herein shall have the meaning assigned to them in the Plan and/or the Agreement.

Notifications

This Appendix also includes country-specific information of which Eligible Individual should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of July 2025. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Eligible Individual does not rely on the information noted herein as the only source of information relating to the consequences of Eligible Individual’s participation in the Plan because the information may be out of date at the time that Eligible Individual vests in Share Awards or sells Shares acquired under the Plan.

In addition, the information is general in nature and may not apply to Eligible Individual’s particular situation, and the Company is not in a position to assure Eligible Individual of any particular result. Accordingly, Eligible Individual is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, please note that if Eligible Individual is a citizen or resident of a country other than the country in which he or she is currently working, or transfers employment after grant, the information contained in this Appendix may not be applicable to Eligible Individual.

European Union (“EU”)/ European Economic Area (“EEA”) Data Privacy

The following replaces Section 16 of the Agreement:

In order to offer participation in the Plan, it is necessary for the Company to collect and process certain information about the Eligible Individual. Further detail about this is set out below.

Eligible Individual’s participation in the Plan is voluntary. The Eligible Individual may withdraw from the Plan at any time. Withdrawal from the Plan will not affect the Eligible Individual’s salary as an employee or his or her employment; Eligible Individual would merely forfeit the opportunities and benefits associated with the Plan.

If the Eligible Individual withdraws from the Plan, the Company will cease to use Eligible Individual’s information for the purpose of the Plan (subject to the data retention requirements set out below).

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Data Collection and Usage. The Company collects personal information about Eligible Individual for purposes of administration of the Plan, including: name, home address, telephone number and email address, date of birth, social insurance number, passport or other identification number, salary, citizenship, nationality, job title, any equity, shares of stock or directorships held in the Company and its Affiliates, details of all PSUs or any other entitlement to equity granted, canceled, vested, unvested or outstanding in Eligible Individual’s favor, which the Company receives from Eligible Individual or the Employer (“Eligible Individual Data”).

The Company will process and use Eligible Individual Data for the purposes of allocating stock and implementing, administering and managing the Plan. The Company’s legal basis for the processing of Eligible Individual’s Data is based on contractual necessity for the performance of the Plan.

Stock Plan Administration Service Providers. The Company currently uses Fidelity and its affiliated companies (“Fidelity”) as its service provider for the Plan. The Company shares your Eligible Individual Data with Fidelity for the purposes of implementing, administering and managing the Plan. Fidelity is based in the United States. In the future, the Company may select a different service provider and share Eligible Individual Data with another company that serves in a similar manner. The Company’s service provider(s) will open an account for the Eligible Individual to receive and trade stock. The Eligible Individual may be asked to agree to separate terms and data processing practices with the service provider(s), which is a condition to his or her participation in the Plan.

International Data Transfers. The Company and its service provider(s), including Fidelity, are based in the United States, which means that it will be necessary for Eligible Individual Data to be transferred to, and processed in, the US. The Eligible Individual should note that his or her country may have enacted data privacy laws that are different from the United States and which may offer different levels of protection. The legal basis for the transfer of Eligible Individual Data is based on contractual necessity for the performance of the Plan.

Data Retention. The Company will use Eligible Individual Data only as long as is necessary to implement, administer and manage his or her participation in the Plan or as may be required by the Company in order to comply with legal or regulatory obligations, including under tax and securities laws (which will generally be no more than 7 years after the Eligible Individual ceases participating in the Plan).

Data Subject Rights. The Eligible Individual has a number of rights under data privacy laws in his or her country. Depending on where Eligible Individual is based, his or her rights may include: (a) the right of access to the Eligible Individual’s personal data held by the Company, (b) the right of rectification of incorrect data, (c) the right to erasure of data, (d) the right to restriction of processing, and (e) the right to data portability.

If you have any questions about any aspect of the Plan or these terms, please contact privacy@tripadvisor.com.

European Union Countries

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Securities Law Notice. This offer is being made to Eligible Individuals as part of an employee incentive program in order to provide an additional incentive and to encourage employee share ownership and to increase employee’s interest in the success of the Company. The company offering these rights is Tripadvisor, Inc..The shares which are the subject of these rights are new or existing Shares of the Company. More information in relation to the Company, including the share price can be found at the following web address: http://ir.tripadvisor.com/investor-relations. The obligation to publish a prospectus does not apply under Article 1(4)(i) of the EU Prospectus Regulation. The total maximum number of Shares which are the subject of this offer is less than one million.

Australia

Securities laws. The offer to participate in the Plan is made in reliance of Division 1A of Part 7.12 of the Corporations Act 2001 (Cth).

Settlement of PSUs. Notwithstanding any other provision of this Agreement, (a) the PSUs may not be settled in cash; and (b) the vesting of PSUs may be accelerated by the Plan Administrator only upon the death or total permanent disablement of Eligible Individual, and to the extent permitted by applicable law.

Advice warning. Any advice given by the Company or any of its related bodies corporate, in connection with the Award(s) made pursuant to the Plan is general advice only and does not take into account your objectives, financial situation or needs. This document does not constitute investment advice and does not constitute financial product advice as defined in the Corporations Act 2001 (Cth) and the Company makes no recommendation about whether you should participate in this offer. You should consider obtaining your own financial product advice from a person who is licensed by the Australian Securities and Investments Commission.

Please note that the relevant underlying shares are listed on the NASDAQ Stock Exchange, the market value of the shares in USD can be ascertained by visiting the website of the exchange: https://www.nasdaq.com/. The Australian dollar equivalent of that price can then be ascertained by applying the prevailing exchange rate published by the Reserve Bank of Australia, which is accessible (here).

Risk warning. There is a risk that the value of any shares, and so the value of any award to you, may fall as well as rise through movement of equity markets. Market forces will impact the value of any such awards and, at their worst, market values of any underlying shares may become zero if adverse market conditions are encountered. As the price of any underlying shares is quoted in USD, the value of those shares to you may also be affected by movements in the USD / AUD exchange rate.

An Eligible Individual will cease to be an Eligible Individual for the purposes of the Plan and this Agreement if he or she is no longer an “Eligible Individual” as defined in the Plan, or Eligible Individual is no longer employed by any of the following: (a) Eligible Individual’s employer in the employment in respect of which Eligible Individual acquired the PSUs; (b) a holding company (within the meaning of the Corporations Act 2001 (Cth)) of Eligible Individual’s employer in the employment in respect of which Eligible Individual acquired the PSUs; (c) a

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subsidiary (within the meaning of the Income Tax Assessment Act 1997 (Cth)) of Eligible Individual’s employer in the employment in respect of which Eligible Individual acquired the PSUs; or (d) a subsidiary (within the meaning of the Income Tax Assessment Act 1997 (Cth) of a holding company (within the meaning of the Corporations Act 2001 (Cth)) of Eligible Individual’s employer in the employment in respect of which Eligible Individual acquired the PSUs.

Data Privacy. If you participate in the Plan, you consent to the Company, any of its related corporate bodies or any third-party, collecting the personal information (including sensitive information) necessary to administer the Plan and disclosing any personal information necessary to administer the Plan to the Company, any of its related bodies corporate or any third-party engaged to assist in implementing the Plan, who may be situated in or outside Australia including in jurisdictions that may not afford your information the same level of protection as under Australian laws do; and the Company will not be required to take steps to ensure that the Company, any of its related bodies corporate or any third-party engaged to assist in implementing the Plan do not breach the Australian Privacy Principles.

You acknowledge that neither the Company (nor any other company within group) will be required to take steps to ensure that any of its related bodies corporate or any third-party engaged to whom your personal information is disclosed do not breach data privacy principles.

Taxes, Fees and Withholding. This provision supplements Section 7 of the Agreement. This is a scheme to which Subdivision 83A-C of the Income Tax Assessment Act 1997 applies, subject to the requirements in that Act.

Austria

There are no country-specific provisions.

Belgium

Tax reporting. The Eligible Individual is required to report any securities (e.g., Shares) or bank accounts opened and maintained outside Belgium on his or her annual tax return.

Canada

Settlement of PSUs. Notwithstanding any discretion or anything to the contrary in the Plan, the grant of the PSUs does not provide any right for the Eligible Individual to receive a cash payment and the Award will be settled in Shares only.

Securities laws. In addition to any restrictions on resale and transfer noted in the Plan documents, shares acquired pursuant to the Plan will be subject to certain restrictions on resale imposed by Canadian provincial securities laws (in general, participants in the offering who are resident in Canada may not resell their shares to Canadian purchasers). Accordingly, prospective participants are encouraged to seek legal advice prior to any resale of such shares.

By accepting this Award, you represent and warrant to the Company that your participation in the Plan is voluntary and that you have not been induced to participate by expectation of

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engagement, appointment, employment, continued engagement, continued appointment or continued employment, as applicable.

Taxes, Fees and Withholding. This provision supplements Section 7 of the Agreement. Any share withholding by the Company is subject to the consent of the Eligible Individual at the time of vesting.

Authorization to Release and Transfer Necessary Personal Information. This provision supplements Section 15 of the Agreement:

Eligible Individual hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Eligible Individual further authorizes the Company and its Affiliates and the Committee, which administers the Plan, to disclose and discuss the Plan with their advisors. Eligible Individual further authorizes the Company and any Affiliate to record such information and to keep such information in Eligible Individual’s employee file.

Croatia

This offer is being made to Eligible Individuals as part of an employee incentive program in order to provide an additional incentive and to encourage employee share ownership and to increase your interest in the success of the Company. The shares which are the subject of these rights are existing Shares of the Company. More information in relation to the Company including the share price can be found at the following web address: http://ir.tripadvisor.com/investor-relations.

Germany

Exchange Control Information. Cross-border payments in excess of €50,000 must be reported monthly to the German Federal Bank (Bundesbank). In case of payments in connection with the sale of Shares acquired under the Plan or the receipt of any cash dividends, the report must be filed electronically by the 5th day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English.

Iceland

Securities Law Notice. This offer is being made to Eligible Individuals as part of an employee incentive program in order to provide an additional incentive and to encourage employee share ownership and to increase employee’s interest in the success of the Company. The shares which are the subject of these rights are new or existing Shares of the Company. More information in relation to the Company, including the share price can be found at the following web address: http://ir.tripadvisor.com/investor-relations.

Ireland

Director Notification Obligation. Directors, shadow directors and secretaries of the Company’s Irish Affiliates are subject to certain notification requirements under the Irish

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Companies Act. Directors, shadow directors and secretaries must notify the Irish Affiliates in writing of their interest in the Company (e.g., PSUs, Shares, etc.) and the number and class of shares or rights to which the interest relates within five (5) days of the acquisition or disposal of shares or within five (5) days of becoming aware of the event giving rise to the notification. This disclosure requirement also applies to any rights or shares acquired by the director’s spouse or children (under the age of 18).

Italy

Grant Terms Acknowledgment. By accepting the PSUs, the Eligible Individual acknowledges that the Eligible Individual has received a copy of the Plan and the Award Agreement, including this Appendix, in their entirety and fully understands and accepts all the provisions of the Plan and the Award Agreement. The Eligible Individual further acknowledges having read and specifically approves the following sections of the Award Agreement: Vesting, Issuance of Stock, Termination of Employment, Tax Withholding, Nature of Grant, Governing Law and Venue and Imposition of Other Requirements, and the Data Privacy section in this Appendix.

Foreign Asset/Account Reporting Information. If the Eligible Individual holds investments abroad or foreign financial assets (e.g., cash, Shares, PSUs) that may generate income taxable in Italy, The Eligible Individual is required to report them on his or her annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due, irrespective of their value. The same reporting duties apply to the Eligible Individual if the Eligible Individual is a beneficial owner of the investments, even if the Eligible Individual does not directly hold investments abroad or foreign assets.

Foreign Asset Tax. The value of the financial assets held outside of Italy by individuals resident of Italy is subject to a foreign asset tax. The taxable amount will be the fair market value of the financial assets (e.g., Shares) assessed at the end of the calendar year.

Japan

Foreign Asset/Account Reporting Information. The Eligible Individual will be required to report details of any assets held outside of Japan as of December 31 (including Shares acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15 each year. The Eligible Individual should consult with his or her personal tax advisor as to whether the reporting obligation applies to the Eligible Individual and whether the Eligible Individual will be required to report details of his or her outstanding PSUs, as well as Shares, in the report.

Netherlands

There are no country-specific provisions.

Poland

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The PSUs offered under the Plan to employees in Poland are addressed to fewer than 150 persons, and therefore the obligation to publish a prospectus does not apply because of Article 1(4)(b) of the EU Prospectus Regulation.

Portugal

Language Consent. The Eligible Individual hereby expressly declares that he or she has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Agreement.

Consentimento linguístico. Pela presente, O indivíduo elegível por este meio expressa declara que ele ou ela tem pleno conhecimento da língua inglesa e tem lido, compreendido e plenamente aceito e acordado com os termos e condições estabelecidos no plano e no acordo.

Exchange Control Notification. If the Eligible Individual holds Shares issued upon settlement of the PSUs, the acquisition of Shares would be reported to the Banco de Portugal for statistical purposes. If the Shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report on Eligible Individual’s behalf. If the Shares are not deposited with a commercial bank or financial intermediary in Portugal, the Eligible Individual is responsible for submitting the report to the Banco de Portugal.

Disclaimer. Your Award and the benefits provided under the Award are in no way secured, guaranteed or warranted by the Company or your employer and Company, and your employer does not guarantee a specified level of return on your award or the shares you receive upon settlement of your award. You expressly acknowledge that there is no obligation on the part of the Company or your employer to implement the Plan and grant any award in subsequent years.

Romania

Foreign Asset/Account Reporting Notice. The Eligible Individual who is a Romanian resident that acquires 10% or more of the registered capital of a non-resident company, is subject to reporting by the resident to the National Bank of Romania (NBR) within thirty (30) days from the date the participation level was reached.

Singapore

Securities Law Notice. The grant of this Award is made in reliance on section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”) for which it is exempt from the prospectus and registration requirements under the SFA.

Director Notification Obligation. If Eligible Individual is a director, associate director or shadow director (i.e., a non-director who has sufficient control so that the directors act in accordance with the directions and instructions of this individual) of the Company’s local entity in Singapore, he or she is subject to notification requirements under the Singapore Companies Act. Some of these notification requirements will be triggered by Eligible Individual’s participation in the Plan. Specifically, the Eligible Individual is required to notify the local Singapore company when he or she acquires or disposes an interest in the Company, including when Eligible Individual

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receives Shares upon vesting of this Award and when Eligible Individual sells these Shares. The notification must be in writing and must be made within two (2) days of acquiring or disposing of any interest in the Company (or within two (2) days of initially becoming a director, associate director or shadow director of the Company’s local entity in Singapore). If the Eligible Individual is unclear as to whether he or she is a director, associate director or shadow director of the Company’s local entity in Singapore or the form of the notification, he or she should consult with his or her personal legal advisor.

Resale restriction wording. The Eligible Individual acknowledges that this Award Agreement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Award Agreement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase of the Shares under the Plan may not be circulated or distributed, nor may the Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than pursuant to, and in accordance with the conditions of, an exemption under any provision (other than Section 280) of Subdivision (4) of Division 1 of Part 13 of the Securities and Futures Act 2001, of Singapore (SFA).

Awards under the Plan are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 and Excluded Investment Products (as defined in MAS Notices SFA 04-N12 and FAA-N16).

Spain

Nature of Grant. This provision supplements the “Nature of Award” section of the Award Agreement:

In accepting the PSUs, the Eligible Individual consents to participation in the Plan and acknowledges that he or she has received a copy of the Plan.

Further, the Eligible Individual understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant PSUs under the Plan to individuals who may be employees of the Company or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any Award will not economically or otherwise bind the Company or any of its Affiliates on an ongoing basis. Consequently, the Eligible Individual understands that the Award is granted on the assumption and condition that the PSUs or the Shares acquired upon settlement shall not become a part of any employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Eligible Individual understands that this Award would not be made to the Eligible Individual but for the assumptions and conditions referred to above; thus, the Eligible Individual acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any Award shall be null and void.

The Eligible Individual also understands and agrees that, as a condition of the grant and vesting of the PSUs, the termination of the Eligible Individual’s employment for any reason (including the reasons listed below), the PSUs will cease vesting immediately, effective on the

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date of the Eligible Individual’s termination of employment. This will be the case, for example, even in the event of a termination of the Eligible Individual’s employment by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985. The Eligible Individual acknowledges that he or she has read and specifically accepts the conditions referred to in the “Termination of Employment” and “Nature of Award” sections of the Award Agreement. “Cause” shall be as defined in the Agreement, regardless of whether the termination is considered a fair termination (i.e. despido procedente”) under Spanish legislation.

Securities Law Information. The grant of the PSUs and the Shares issued pursuant to the vesting of the PSUs are considered a private placement outside of the scope of Spanish laws on public offerings and issuances of securities.

Exchange Control Information. To participate in the Plan, the Eligible Individual must comply with exchange control regulations in Spain. The acquisition of Shares upon vesting of the PSUs and the sale of Shares must be declared on Form D-6, for statistical purposes, to the Dirección General de Comercio e Inversiones (the “DGCI”) of the Ministry of Industry, Tourism and Commerce. Generally, the D-6 form must be filed by each 31 January while the shares are owned or to report the sale of Shares.

Whenever receiving foreign currency payments derived from the ownership of Stock (i.e., cash dividends or sale proceeds) exceeding €50,000, the Eligible Individual must inform the financial institution receiving the payment of the basis upon which such payment is made. the Eligible Individual will need to provide the institution with the following information: (i) the Eligible Individual’s name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) any further information that may be required.

Foreign Asset/Account Reporting Information. To the extent that the Eligible Individual holds rights or assets (e.g., Shares or cash held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset (e.g., Shares, cash, etc.) as of December 31 each year, the Eligible Individual will be required to report information on such rights and assets on his or her tax return for such year. After such rights and assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000. The reporting must be completed by March 31 following the end of the relevant year. It is the Eligible Individual’s responsibility to comply with these reporting obligations, and the Eligible Individual should consult with his or her personal tax and legal advisors in this regard.

In addition, the Eligible Individual is required to electronically declare to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the securities (including Shares acquired under the Plan) held in such accounts if the value of the transactions

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for all such accounts during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceeds €1,000,000.

Sweden

There are no country-specific provisions.

Switzerland

Securities Law Information. The Award is considered a private offering in Switzerland and is therefore not subject to registration. Neither this document nor any other materials relating to the PSUs (a) constitutes a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, (b) may be publicly distributed or otherwise made publicly available in Switzerland, or (c) has been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).

United Kingdom

Securities Laws Notice. This offer is being made to Eligible Individuals as part of an employee incentive program in order to provide an additional incentive and to encourage employee share ownership and to increase employee’s interest in the success of the Company. The company offering these rights is Tripadvisor, Inc.. The shares which are the subject of these rights are existing Shares of the Company. More information in relation to the Company including the share price can be found at the following web address: http://ir.tripadvisor.com/investor-relations.

The obligation to publish a prospectus does not apply because of Section 86(1)(aa) of the Financial Services and Markets Act 2000 (as amended, supplemented or substituted by any UK legislation enacted in connection with the UK’s exit from the European Union). The total maximum number of Shares which are the subject of this offer is less than one million.

Settlement of Stock Awards. Notwithstanding any discretion or anything to the contrary in the Plan, the grant of the Award does not provide any right for the Eligible Individual to receive a cash payment and the Awards will be settled in Shares only.

Tax and National Insurance Contributions Acknowledgment. The following provision supplements Section 7 of the Agreement:

Eligible Individual agrees that if Eligible Individual does not pay or the Employer or the Company does not withhold from Eligible Individual the full amount of Tax-Related Items that Eligible Individual owes in connection with the vesting of the Award and/or the acquisition of Shares pursuant to the vesting of the Award, or the release or assignment of the Award for consideration, or the receipt of any other benefit in connection with the Award (the “Taxable Event”) within ninety (90) days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by Eligible Individual to the Employer, effective ninety (90) days after the Taxable Event. Eligible Individual agrees that the loan will bear interest at the official rate of HM Revenue and Customs (“HMRC”) and will be immediately due and repayable by Eligible Individual, and the Company and/or the Employer may recover it at any time

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thereafter by withholding the funds from salary, bonus or any other funds due to Eligible Individual by the Employer, by withholding in Shares issued upon vesting of the Award or from the cash proceeds from the sale of such Shares or by demanding cash or a cheque from Eligible Individual. Eligible Individual also authorizes the Company to withhold the transfer of any Shares unless and until the loan is repaid in full.

Notwithstanding the foregoing, if Eligible Individual is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that Eligible Individual is an officer or executive director and Tax-Related Items are not collected from or paid by Eligible Individual within ninety (90) days of the Taxable Event, the amount of any uncollected Tax-Related Items may constitute a benefit to Eligible Individual on which additional income tax and National Insurance contributions may be payable. The Eligible Individual will be responsible for reporting any income tax and National Insurance contributions due on this additional benefit directly to HMRC under the self-assessment regime.

Nothing in the terms of the awards or any communication issued to you in connection with the awards is intended to constitute investment advice in relation to the awards. If you are in any doubt as to whether to proceed in participating in this plan or in connection with your own financial or tax position, you are recommended to seek advice from a duly authorised independent adviser.

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